Exhibit 10.10

December 14, 2009

Ms. Linda Tiano

[Address]

Re:	Terms of Employment Assignment

Dear Linda:

I am writing to confirm our recent discussions regarding changes to the terms and conditions of your employment with Health Net, Inc. (the “Company”) in connection with your change of position to the position of President, Regional Health Plans, Health Net of the Northeast, Inc. (“HNNE”), in connection with the transition of our HNNE commercial membership to UnitedHealth Group Inc., pursuant to that certain stock purchase agreement dated July 20, 2009 (the “Stock Purchase Agreement”), on the terms and conditions set forth in this letter. If you agree with these terms and conditions, please sign and return the enclosed copy to me.

As you know, under your Amended and Restated Employment Agreement between the Company and you, dated as of December 3, 2008 (the “Employment Agreement”), the Company reserves the right to make personnel decisions regarding your employment, including, but not limited to, decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business of the Company. The Company also reserves the right to make such other changes to the terms and conditions of your employment in its discretion as set forth in the Employment Agreement.

Pursuant to the Employment Agreement, the following terms and conditions will apply during the Term of Assignment (as defined below), including, under certain circumstances a reduction in the amount of severance pay otherwise payable under the Employment Agreement, notwithstanding any provisions of the Employment Agreement to the contrary:

1.	TITLE: You will serve as President, Regional Health Plans, HNNE.

2.	REPORTING RELATIONSHIP: You will report directly to Jim Woys, Executive Vice President and Chief Operating Officer.

3.	RESPONSIBILITY: You will be primarily responsible for executive leadership and oversight to ensure a successful transition of the Health Net of the Northeast commercial membership to UnitedHealth Group Inc., pursuant to the Stock Purchase Agreement, including the attainment of the performance requirements set forth in the transition services agreement under the Stock Purchase Agreement.

4.	WORK LOCATION: You will work at HNNE’s principal office located in Shelton, CT, except for reasonable business travel to such other locations as may be necessary to fulfill your responsibilities.

5.	TERM OF ASSIGNMENT: It is expected that the term of your employment assignment as set forth herein will commence on December 14, 2009 (the “Commencement Date”) and continue through March 31, 2012, as may be adjusted by the Company (the “Term of Assignment”).

6.	SALARY: Your Base Salary (as defined in the Employment Agreement) of $500,000 will remain unchanged; provided, however, that you will not be eligible for an annual merit review relating to your base salary.

7.	INCENTIVE BONUS: Your bonus target of 70% of annual base salary will remain unchanged. You will remain eligible to participate in the Company’s Executive Incentive Plan; provided, however, that your performance goals will be adjusted to reflect your employment with HNNE during the Term of Assignment.

8.	EQUITY GRANTS: You will not be eligible to receive any equity grants.

9.	TERMINATION WITHOUT CAUSE NOT FOLLOWING CHANGE IN CONTROL: In lieu of the 24 months of severance pay set forth in clause (i) of the first paragraph of Section 10.A of the Employment Agreement:

•

If the Company terminates your employment without Cause due to unsatisfactory performance prior to the successful completion of your employment assignment as set forth herein, as determined by Jay Gellert, President and Chief Executive Officer, and James Woys, Executive Vice President and Chief Operating Officer, you will be entitled to receive a lump-sum cash payment equal to (i) 12 months (if the date of your termination occurs on or prior to the 12-month anniversary of the Commencement Date) or (ii) 24 months (if the date of your termination occurs after the 12-month anniversary of the Commencement Date) of your Base Salary as in effect immediately prior to the date of your termination; or

•

If the Company terminates your employment without Cause upon the successful completion of your employment assignment as set forth herein, as determined by Jay Gellert, President and Chief Executive Officer, and James Woys, Executive Vice President and Chief Operating Officer, you will be entitled to receive a lump-sum cash payment equal to 24 months of your Base Salary as in effect immediately prior to the date of your termination.

10.	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING CHANGE IN CONTROL: In lieu of the 36 months of severance pay set forth in clause (i) of the first paragraph of Section 10.B of the Employment Agreement, you will be eligible to receive a lump-sum cash payment equal to 24 months of your Base Salary in effect immediately prior to the date of your qualifying termination.

11.	RELOCATION: You will not be eligible for relocation assistance under the Company’s relocation policy; provided, however, that the Company will reimburse you for any fees and expenses actually incurred in connection with (i) the early termination of your California apartment lease agreement subject to a maximum of $20,000, and (ii) any car transportation or shipment relating to your relocation subject to a maximum of $2,000, upon your submission of proper documentation in accordance with the Company’s expense reimbursement policies.

12.	You acknowledge and agree that the terms of your employment assignment as set forth herein shall not constitute “Good Reason” (as defined in the Employment Agreement).

13.	The terms set forth herein are in furtherance of the Employment Agreement and shall supersede and replace all prior representations, warranties, agreements and understandings, both written and oral, made by the Company or you with respect to the subject matter covered hereby.

14.	During the Term of Assignment, the Employment Agreement shall remain in full force and effect in accordance with the terms and conditions thereof; provided, however, that to the extent there is any conflict or inconsistency between this Agreement and the Employment Agreement, the terms of this Agreement shall govern.

If this letter meets with your approval, please sign, date and return a copy to me.

Sincerely,

Health Net, Inc.

By:	/s/ Karin D. Mayhew
Name:	Karin D. Mayhew
Title:	SVP - OE

Accepted and Agreed,

this 14th day of December, 2009.

By:	/s/ Linda Tiano
Linda Tiano